DECHERT PRICE & RHOADS
                                 1500 K Street, N.W.
                               Washington, D.C.  20005

                                   October 27, 1995



          Board of Directors
          The EBI Funds, Inc.
           on behalf of Relative Return Bond Portfolio
          1315 Peachtree Street, NE
          Atlanta, Georgia  30309

          Board of Directors
          The EBI Funds, Inc.
           on behalf of Income Portfolio
          1315 Peachtree Street, NE
          Atlanta, Georgia  30309

          Gentlemen:

               You have requested our opinion regarding certain Federal income tax consequences to Relative Return Bond Portfolio ("Bond Portfolio"), to Income Portfolio and to the holders of the shares of beneficial interest of Bond Portfolio, in connection with the proposed transfer of substantially all of the properties of Bond Portfolio to Income Portfolio, in exchange solely for voting shares of beneficial interest of Income Portfolio ("Income Portfolio Shares") and the assumption by Income Portfolio of certain liabilities of Bond Portfolio followed by the distribution of such Income Portfolio Shares received by Bond Portfolio in complete liquidation and termination of Bond Portfolio, all pursuant to the Agreement and Plan of Reorganization (the "Agreement") dated October 25, 1995 which has been executed by Bond Portfolio and Income Portfolio and included as an exhibit to Form N-14.

               For purposes of this opinion, we have examined and rely upon
          (1) the Agreement, (2) the Form N-14, dated September 29, 1995, and filed by Income Portfolio on said date with the Securities and Exchange Commission, and (3) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion. We assume that the transaction that is the subject of this letter will be carried out in accordance with the terms of the Agreement and as described in the documents we have examined.

               This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon (a) the Reorganization taking place in the manner described in the Agreement and the Form N-14 to which reference is made above, and
          (b) there being no change in the Code, United States Treasury regulations, judicial decisions, or administrative rulings and pronouncements of the Internal Revenue Service between the date hereof and the closing date of the Reorganization.

               This opinion is further conditioned upon our receiving such executed letters of representation from Bond Portfolio and Income Portfolio as we shall request. This opinion shall be effective only at such time as we receive those letters and confirm our opinion in writing on the closing date of the Reorganization and, in the absence of such confirmation, will be deemed to have been withdrawn.

               Based upon the foregoing, it is our opinion that, for Federal income tax purposes:

               (1) The acquisition by Income Portfolio of substantially all of the properties of Bond Portfolio in exchange solely for Income Portfolio Shares and the assumption by Income Portfolio of certain liabilities of Bond Portfolio followed by the distribution of Income Portfolio Shares to the shareholders of Bond Portfolio in exchange for their Bond Portfolio shares in complete liquidation and termination of Bond Portfolio, will constitute a reorganization within the meaning of Section 368 of the Code. Bond Portfolio and Income Portfolio will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

               (2) Bond Portfolio will recognize no gain or loss upon transferring its properties to Income Portfolio in exchange solely for Income Portfolio Shares and the assumption by Income Portfolio of certain liabilities of Bond Portfolio or upon distributing to its shareholders the Income Portfolio Shares received by Bond Portfolio in the transaction pursuant to the Agreement.

               (3) Income Portfolio will recognize no gain or loss upon receiving the properties of Bond Portfolio in exchange for Income Portfolio Shares and the assumption by Income Portfolio of certain liabilities of Bond Portfolio.

               (4) The basis to Income Portfolio of the properties of Bond Portfolio will be the same as the basis of those properties in the hands of Bond Portfolio immediately before the exchange.

               (5) Income Portfolio's holding periods with respect to the properties of Bond Portfolio that Income Portfolio acquires in the transaction will include the respective periods for which those properties were held by Bond Portfolio (except where investment activities of Income Portfolio have the effect of reducing or eliminating a holding period with respect to an asset).

               (6) The shareholders of Bond Portfolio will recognize no gain or loss upon receiving Income Portfolio Shares solely in exchange for Bond Portfolio shares.

               (7) The basis of the Income Portfolio Shares received by a shareholder of Bond Portfolio in the transaction will be the same as the basis of Bond Portfolio shares surrendered by the shareholder in exchange therefor.

               (8) A Bond Portfolio shareholder's holding period for the Income Portfolio Shares received by the shareholder in the transaction will include the holding period during which the shareholder held the Bond Portfolio shares surrendered in exchange therefor, provided that the shareholder held such shares as a capital asset on the date of Reorganization.

               We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Agreement and the representations to be made to us.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 filed by Income Portfolio with the Securities and Exchange Commission.

                                             Very truly yours,

                                             Dechert Price & Rhoads